Exhibit 99.1

Xencor Reports Fourth Quarter and Full Year 2021 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MONROVIA, Calif.--Feb. 23, 2021-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of cancer and autoimmune diseases, today reported financial results for the fourth quarter and full year ended December 31, 2021 and provided a review of recent business and clinical highlights.

“In 2021, we made significant decisions to advance our portfolio of internal XmAb® drug candidates — the initiation of Phase 2 trials in prostate cancer with vudalimab, the entry into our second collaboration with Janssen, focused on plamotamab and additional CD28 bispecifics, as well as the decision to stop a Phase 1 program, vibecotamab. We are focused on using our resources on the most promising clinical-stage programs and on the next wave of additional reduced-potency cytokines, CD28 T cell engagers and 2+1 CD3 T cell engagers,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. "We also maintained a strong financial position to support our portfolio, receiving over $200 million in collaboration upfront and milestone payments, as well as royalties from the first three XmAb medicines now marketed by our partners.”

Dr. Dahiyat continued, “Looking ahead, in 2022, we expect to present additional clinical data from our mid-stage development programs and initiate new studies for vudalimab and plamotamab. Also, we soon expect to initiate a Phase 1 study for XmAb819, our ENPP3 x CD3 bispecific antibody for renal cell carcinoma, which was engineered with our multivalent 2+1 format for greater tumor selectivity, an especially valuable tool for accessing challenging solid tumor antigens. We also plan to initiate new clinical trials for our lead cytokine, XmAb306, and to report data and initiate a new clinical study for our second engineered cytokine program, XmAb564. We remain excited by additional opportunities, both internally and together with our partners, to use our technologies and protein engineering capabilities to address challenging areas of biology and continually grow our portfolio.”

Recent Portfolio Highlights

●	Vudalimab (PD-1 x CTLA-4): In November 2021, Xencor presented updated expansion cohort data from the Phase 1 study of vudalimab in patients with multiple types of advanced solid tumors at the SITC Annual Meeting. The results from the study indicate vudalimab was generally well tolerated and demonstrated activity in advanced prostate cancer, ovarian cancer, and multiple other tumor types and have informed Phase 2 development plans. The Company is currently enrolling a Phase 2 study in patients with metastatic castration-resistant prostate cancer (mCRPC), where vudalimab is being evaluated as a monotherapy or in combination with chemotherapy or a PARP inhibitor depending on the tumor’s molecular subtype. The Company plans to present initial data from the study in the second half of 2022. A second Phase 2 study will begin this year, evaluating vudalimab monotherapy in patients with advanced pelvic tumors, including clinically defined high-risk mCRPC and certain gynecologic malignancies.

●	Plamotamab (CD20 x CD3): In December 2021, Xencor presented updated dose-escalation data from the Phase 1 study of plamotamab at the ASH Annual Meeting. Expansion cohorts are actively recruiting patients with DLBCL and FL and are dosing using the recommended Phase 2 regimen to further evaluate the safety and efficacy of plamotamab monotherapy. In 2022, subcutaneous administration of plamotamab will be incorporated into the study, and the Company plans to present data from the expansion cohorts in the second half of the year. The Company is currently opening clinical sites for the potentially registration-enabling Phase 2 study, evaluating plamotamab in combination with tafasitamab and lenalidomide, in patients with relapsed or refractory DLBCL.

●	XmAb564 (IL2-Fc): XmAb564 is a potency-reduced IL2-Fc fusion protein targeting regulatory T cells, and it is being developed for patients with autoimmune disease. Xencor is conducting a Phase 1 study to evaluate the safety and tolerability of a single dose of XmAb564, administered subcutaneously in healthy adult volunteers. The Company plans to present tolerability, durability and biomarker data from the study in 2022 and plans to initiate a multiple-ascending dose study in select patient populations.

●	XmAb306 (IL15/IL15Rα-Fc): XmAb306 is a potency-reduced IL15/IL15Rα-Fc fusion protein targeting NK and T cells for the treatment of patients with cancer, which Xencor is co-developing with Genentech, a member of the Roche Group. In November 2021, Xencor announced that XmAb306 promoted high levels of sustained NK cell expansion and evidence of peripheral effector T cell proliferation, in an ongoing Phase 1 dose-escalation study of XmAb306 in patients with advanced solid tumors. Additional studies of XmAb306 in combination with other therapeutic agents are being planned.

●	Preclinical Data Presentations: New data from four preclinical-stage programs, including Xencor’s IL-12-Fc cytokine program (XmAb662), PD-L1 x CD28 bispecific antibody program, TGFβR2 bispecific antibody platform, and bispecific NK cell engager platform, were presented at the SITC Annual Meeting.

Progress Across Partnered Programs and New Partnerships

●	Vir Biotechnology, Inc.: In 2021, Xencor recognized $52.2 million in royalty revenue under the Company’s agreement with Vir. Sotrovimab, an antibody that targets the SARS-CoV-2 virus and incorporates Xencor’s Xtend Fc domain for longer duration of action, is made available by Vir and its partner Glaxo Wellcome UK Limited and GlaxoSmithKline Biologicals S.A. under an emergency use authorization (EUA) from the U.S. FDA for the treatment of mild-to-moderate COVID-19 in high-risk adults and pediatric patients. Sotrovimab has also been granted a marketing authorization in the European Union, approved via Japan’s Special Approval for Emergency Pathway in Japan, and granted conditional, provisional, or temporary authorizations for the early treatment of COVID in 15 other countries.

●	Janssen Biotech, Inc.: In the fourth quarter of 2021, Janssen selected a CD28 bispecific antibody candidate under the November 2020 collaboration agreement, and the Company earned a $5.0 million milestone payment. The first collaboration between Janssen and Xencor is focused on the discovery of XmAb bispecific antibodies against CD28, an immune co-

stimulatory receptor on T cells, and an undisclosed prostate tumor target, for the potential treatment of patients with prostate cancer. Under the agreement, the Company has a right to access select, predefined agents from Janssen’s portfolio of clinical-stage drug candidates and commercialized medicines to evaluate potential combination therapies in prostate cancer with agents in the Company's own pipeline, subject to some limitations. Janssen has the same right with Xencor's portfolio to evaluate potential combination therapies in prostate cancer.

●	Amgen Inc.: Amgen is enrolling patients with mCRPC in a Phase 1 study evaluating AMG 509 (STEAP1 x CD3), an XmAb 2+1 bispecific antibody. The XmAb 2+1 multivalent format enables higher binding capability for STEAP1 expressing cells. In February 2022, Amgen presented encouraging, preliminary data highlighting AMG 509’s pharmacodynamic activity of maximum prostate specific antigen (PSA) decline among 30 patients in the study, which provides an early signal of activity and potential validation for the capabilities of the XmAb 2+1 bispecific antibody format.

●	Zenas BioPharma Ltd.: In November 2021, Xencor entered into a second product license agreement with Zenas and granted Zenas the exclusive worldwide rights to develop and commercialize obexelimab, which uses the XmAb Immune Inhibitor Fc Domain and targets CD19 with its variable domains, to inhibit the function of B cells. Xencor received a warrant to acquire additional equity in Zenas and is eligible to receive up to $470 million in milestone payments and tiered, mid-single digit to mid-teen percent royalties upon commercialization of obexelimab, dependent on geography.

Financial Results for the Fourth Quarter and Full Year Ended December 31, 2021

Cash, cash equivalents, receivables and marketable debt securities totaled $664.1 million as of December 31, 2021, compared to $610.2 million on December 31, 2020. During 2021, the Company received upfront payments, milestone payments and royalties from partners of $204.9 million, which offset spending on operations and resulted in an increase in the year-end cash balance.

Revenues for the fourth quarter ended December 31, 2021 were $154.0 million, compared to $41.9 million for the same period in 2020. Revenues for full year 2021 were $275.1 million, compared to $122.7 million in 2020. Total revenues earned in 2021 included revenues earned from Xencor’s Janssen and Novartis collaborations and royalties from the Alexion, Vir and MorphoSys agreements, compared to revenue earned from royalties and milestones from the MorphoSys and Alexion agreements and the licensing of XmAb technologies and drug candidates in 2020.

Research and development expenses for the fourth quarter ended December 31, 2021 were $51.0 million, compared to $47.9 million for the same period in 2020. Research and development expenses were $192.5 million for the full year ended December 31, 2021, compared to $169.8 million in 2020. Increased research and development spending for full year ended December 31, 2021 compared to 2020 reflects increased spending on XmAb819 (ENPP3 x CD3) and other early-stage programs, including XmAb808 (B7-H3 x CD28) and XmAb662 (IL-12).

General and administrative expenses for the fourth quarter ended December 31, 2021 were $11.4 million, compared to $7.6 million in the same period in 2020. General and administrative expenses were $38.8 million in the full year 2021, compared to $29.7 million in 2020. Increased general and administrative spending for the full year ended December 31, 2021 compared to 2020 reflects increased staffing, facility costs and additional spending on professional services, including intellectual property costs and licensing fees.

Non-cash, share based compensation expense for the year ended December 31, 2021 was $37.0 million, compared to $31.6 million for the year ended December 31, 2020.

Net income for the fourth quarter ended December 31, 2021 was $73.1 million, or $1.21 on a fully diluted per share basis, compared to a net loss of $13.7 million, or $(0.24) on a fully diluted per share basis, for the same period in 2020. For the full year ended December 31, 2021, net income was $82.6 million, or $1.37 on a fully diluted per share basis, compared to a net loss of $69.3 million, or $(1.21) on a fully diluted per share basis, for the full year ended December 31, 2020. Higher net income reported for 2021 compared to 2020 is primarily due to increased royalties and revenue recognized from collaborations in 2021.

The total shares outstanding were 59,355,558 as of December 31, 2021, compared to 57,873,444 as of December 31, 2020.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations through the end of 2025. Xencor expects to end 2022 with between $500 million and $550 million in cash, cash equivalents, receivables and marketable debt securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss full year 2021 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or +1 (224) 357-2393 for international callers and referencing conference ID number 5290676. A live webcast of the conference call will be available online from the Investors section of the Company's website at www.xencor.com. The webcast will be archived on the company's website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and three XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein's structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,”

“will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding planned presentations of clinical data, planned additional clinical trials, the quotations from Xencor's president and chief executive officer, our projected financial resources and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2021 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Xencor, Inc.
Condensed Balance Sheets
(in thousands)
	December 31,	December 31,
	2021	2020

Assets
Current assets
Cash and cash equivalents	$143,480	$163,544
Short-term marketable debt securities	153,767	434,156
Equity securities	36,860	5,303
Accounts receivable	66,384	11,443
Contract asset	—	12,500
Prepaid expenses and other current assets	23,877	10,726
Total current assets	424,368	637,672

Property and equipment, net	28,240	21,682
Intangible assets, net	16,493	15,977
Long-term marketable debt securities	300,465	1,030
Equity securities - noncurrent	31,262	16,071
Long-term notes receivable	5,000	—
Right of use asset	31,730	10,600
Other assets	653	212
Total assets	$838,211	$703,244

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$33,444	$26,557
Current portion of deferred revenue	37,294	92,615
Current portion of lease liability	—	1,889
Total current liabilities	70,738	121,061

Lease liabilities, less current portion	33,969	9,739
Total liabilities	104,707	130,800

Stockholders’ equity	733,504	572,444

Total liabilities and stockholders’ equity	$838,211	$703,244

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020

Revenues	$154,016	$41,854	$275,111	$122,694

Operating expenses:
Research and development	50,988	47,949	192,507	169,802
General and administrative	11,375	7,603	38,837	29,689
Total operating expenses	62,363	55,552	231,344	199,491

Income (loss) from operations	91,653	(13,698)	43,767	(76,797)

Other income (expense), net	(18,592)	7	38,864	7,464

Net income (loss)	73,061	(13,691)	82,631	(69,333)

Other comprehensive income (loss)
Net unrealized loss on marketable securities	(1,435)	(493)	(1,584)	(1,087)
Comprehensive income (loss)	$71,626	$(14,184)	$81,047	(70,420)

Net income (loss) per share:
Basic net income (loss) per share	$1.25	$(0.24)	$1.42	$(1.21)
Diluted net income (loss) per share	$1.21	$(0.24)	$1.37	$(1.21)
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	58,277,543	57,573,955	58,379,641	57,212,737
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	60,338,462	57,573,955	60,495,455	57,212,737